SHARE EXCHANGE AGREEMENT

by and among

GREENPRO CAPITAL CORP.,

FOREKAST LIMITED,

and the

BVI SHAREHOLDERS (listed on Annex A hereto)

Dated as of February 13, 2026

TABLE OF CONTENTS

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this "Agreement"), dated as of, is entered into by and among Greenpro Capital Corp., a Nevada corporation ("Public Company") on the one hand, and Forekast Limited, a business company incorporated in the British Virgin Islands ("BVI Company") on the other hand, and, for certain limited purposes, the BVI Shareholders listed on Annex A attached hereto (each such stockholder, a "BVI Shareholder" and collectively, the "BVI Shareholders"). Public Company, BVI Company and BVI Shareholders shall be referred to herein from time to time, collectively, as the "Parties." Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 10.17.

WHEREAS, the Board of Directors of Public Company (the "Public Company Board") has adopted resolutions approving Public Company's acquisition from the BVI Shareholders of such number of ordinary shares of BVI Company (the "BVI Shares") as will result in Public Company acquiring 13.6% of the outstanding equity interests of BVI Company on a Fully-Diluted Basis as of the Closing;

WHEREAS, the Public Company Board and the Board of Directors of BVI Company (the "BVI Board") have each (i) determined that the Share Exchange is fair to, and in the best interests of, their respective corporations and stockholders, (ii) unanimously approved and declared advisable this Agreement, the Share Exchange, and the actions contemplated by this Agreement and (iii) determined to recommend that the stockholders of their respective corporations approve and/or execute on such matters as are contemplated by this Agreement;

WHEREAS, the BVI Shareholders desire to sell and transfer their respective holdings of the BVI Shares in exchange for such number of shares of Public Company Common Stock as mentioned in this Agreement (the "PubCo Shares") as of the Closing; and

WHEREAS, upon consummation of the transactions contemplated by this Agreement, Public Company will acquire the BVI Shares, subject to the adjustment mechanics set forth herein, will own Public Company Protected Percentage on a Fully-Diluted Basis, and the Parties intend that their ownership and related protections set forth herein will preserve the value of such investment.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE I
THE SHARE EXCHANGE

1.1 The Share Exchange. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date:

(a) BVI Shareholders will sell, convey, assign, transfer and deliver to Public Company (i) certificates or similar documents representing the number of BVI Shares set forth opposite each such BVI Shareholder's name on Annex A, which BVI Shares collectively shall represent the Public Company Protected Percentage of BVI Company on a Fully-Diluted Basis as of the Closing, and (ii) a properly

executed share transfer form, stock power, instrument of transfer or other instrument of like tenor with respect thereto.

(b) As consideration for the acquisition of the BVI Shares, Public Company will issue to BVI Shareholders or their designee(s), subject to Section 6.9, a total of Eight Million Five Hundred Thousand Shares (8,500,000) fully paid shares of Public Company's common stock, par value $0.0001 per share (the "Public Company Common Stock"), in exchange for BVI Shares (such shares in the aggregate, the "Exchange Shares") with the number of Exchange Shares to be issued to each such BVI Shareholder based on Annex A.

1.2 Closing. Unless this Agreement is earlier terminated pursuant to ARTICLE VIII, and subject to the satisfaction or waiver of all of the conditions to closing contained in ARTICLE VII, the closing of the Share Exchange (the "Closing") shall take place (a) remotely by exchange of documents and signatures (or their electronic counterparts) no later than the second (2nd) Business Day after the day on which the conditions set forth in Article VII (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement or (b) at such other place and time as Public Company and BVI Company may mutually agree in writing. The date on which the Closing occurs is referred to as the "Closing Date."

1.3 Protected Percentage; Closing Cap Table Certificate; Adjustment.

(a) No later than three (3) Business Days prior to the Closing, each Party shall deliver to the other Party a certificate executed by the Chief Executive Officer and Chief Financial Officer of each Party (the "Closing Cap Table Certificate") certifying (i) the complete and accurate capitalization of each Party on a Fully-Diluted Basis as of the Closing (including all issued and outstanding equity interests and all options, warrants, SAFEs, convertible instruments, rights and side letters), (ii) that all such instruments and rights are listed on the certificate, and (iii) whichever applicable, the number of BVI Shares required for Public Company to own Public Company Protected Percentage and the shareholding of BVI Shareholders in Public Company after issuance of the PubCo Shares on a Fully-Diluted Basis as of the Closing.

(b) To the extent the number of BVI Shares set forth on Annex A does not result in Public Company acquiring Public Company Protected Percentage at the Closing, then, effective as of the Closing, Annex A, the number of BVI Shares to be acquired shall be adjusted so that the BVI Shares transferred equal the number required to achieve the Public Company Protected Percentage.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF BVI SHAREHOLDERS

Except as otherwise disclosed herein or in a disclosure schedule attached hereto, each BVI Shareholder hereby represents and warrants to Public Company, singly and not jointly, as of the date hereof and as of the Closing Date (unless otherwise indicated) as follows:

2.1 Ownership of the BVI Shares. Such BVI Shareholder owns, beneficially and of record, good and marketable title to the number of BVI Shares held by each BVI Shareholder and being transferred and delivered to Public Company pursuant to this Agreement, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or voting agreements. Each such BVI Shareholder

represents that such BVI Shareholder has no right or claims whatsoever to any other shares of or interests in BVI Shares, other than such shares of BVI Shares being transferred and delivered to Public Company pursuant to this Agreement, and does not have any options, warrants or any other instruments entitling them to exercise or purchase or convert into additional BVI Shares. At the Closing, such BVI Shareholder will convey to Public Company good and marketable title to the BVI Shares, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, shareholders' agreements or restrictions of any kind except for those arising under applicable Law.

2.2 Authority Relative to this Agreement. This Agreement has been duly and validly executed and delivered by such BVI Shareholder and constitutes a valid and binding agreement of such person, enforceable against such person in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

2.3 Purchase of Restricted Securities for Investment. Such BVI Shareholder acknowledges that the Exchange Shares are being issued in a transaction not involving a public offering and that the Exchange Shares are "restricted securities" and are subject to restrictions on transfer under U.S. federal and state securities laws unless fall under the exceptions. Such BVI Shareholder further acknowledges that the Exchange Shares cannot be sold, transferred, pledged or otherwise disposed of except in compliance with the Securities Act of 1933, as amended, and applicable state securities laws and any applicable safe harbors or exemptions thereunder, and that Public Company is relying on the accuracy of such BVI Shareholder's representations set forth herein.

(a) Such BVI Shareholder is acquiring the Exchange Shares for investment for such BVI Shareholder's own account and not as a nominee or agent, and not with a current view to the resale or distribution of any part thereof, and such BVI Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same. Such BVI Shareholder further represents that he, she or it does not have any Contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to the Exchange Shares.

(b) Such BVI Shareholder understands that the Exchange Shares are being issued in a transaction not involving a public offering and that resale of the Exchange Shares is restricted under the Securities Act and applicable state securities laws unless fall under the exceptions. Such BVI Shareholder further understands that Public Company is relying upon the accuracy of such BVI Shareholder's representations set forth herein.

2.4 Status of Stockholder. Such BVI Shareholder hereby makes the representations and warranties in either paragraph (a) or (b) of this Section 2.4, as indicated on the signature page of such BVI Shareholder, which is attached and part of this Agreement:

(a) Accredited Investor Under Regulation D.

Such BVI Shareholder is an "Accredited Investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act, and such BVI Shareholder is not acquiring its portion of the Exchange Shares as a result of any advertisement, article, notice or other communication regarding the

Exchange Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(b) Non-U.S. Person Under Regulation S. Such BVI Shareholder:

(i) is not a "U.S. person" as defined by Rule 902 of Regulation S promulgated under the Securities Act, was not organized under the laws of the United States or any state thereof, and is not acquiring the Exchange Shares for the account or benefit of any U.S. person; and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in securities issued in a private placement and subject to restrictions on transfer under U.S. federal and state securities laws;

(ii) at the time of Closing, such BVI Shareholder was located outside the United States;

(iii) no offer of the Exchange Shares was made to such BVI Shareholder within the United States;

(iv) such BVI Shareholder is either (a) acquiring the Exchange Shares for its own account for investment purposes and not with a view towards distribution, or (b) acting as agent for a principal that has signed this Agreement or has delivered representations and warranties substantially similar to this Section 2.4(b);

(v) all subsequent offers and sales of the Exchange Shares by such BVI Shareholder shall be made outside the United States in compliance with Regulation S and otherwise in compliance with the Securities Act and applicable state securities laws and any applicable safe harbors or exemptions thereunder; and such BVI Shareholder acknowledges that there can be no assurance that it will be able to rely on any such safe harbor or exemption;

(vi) such BVI Shareholder understands that the Exchange Shares are being offered and sold to it in reliance on specific provisions of federal and state securities laws and that the parties to this Agreement are relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understanding of such BVI Shareholder set forth herein in order to determine the applicability of such provisions. Accordingly, such BVI Shareholder agrees to notify Public Company of any events which would cause the representations and warranties of such BVI Shareholder to be untrue or breached at any time which will result in a BVI Material Adverse Effect after the execution of this Agreement by such BVI Shareholder;

(vii) such BVI Shareholder has not engaged, nor is such BVI Shareholder aware that any third party has engaged, and such BVI Shareholder will not engage or cause any third party to engage in

any "directed selling" efforts (as such term is defined in Regulation S) in the United States with respect to the Exchange Shares;

(viii) such BVI Shareholder is not a "distributor" as such term is defined in Regulation S, and such BVI Shareholder is not a "dealer" as such term is defined in the Securities Act;

(ix) such BVI Shareholder has not taken any action that would cause any of the parties to this Agreement to be subject to any claim for commission or other or remuneration by any broker, finder, or other person; and

(x) such BVI Shareholder hereby represents that such BVI Shareholder has fully complied with all the Laws of the jurisdiction in which such BVI Shareholder is located or domiciled, in connection with Share Exchange and this Agreement, including (i) any legal requirements, (ii) any applicable foreign exchange restrictions, (iii) any required governmental or other consents, and (iv) any income tax or other tax consequences which may be relevant to the purchase, holding, redemption, sale, or transfer of the Exchange Shares. Such BVI Shareholder further agrees to continue to comply with such Laws (if applicable) as long as such BVI Shareholder shall hold the Exchange Shares.

2.5 Investment Risk. Such BVI Shareholder is able to bear the economic risk of acquiring the Exchange Shares pursuant to the terms of this Agreement, including a complete loss of such BVI Shareholder's investment in the Exchange Shares.

2.6 Restrictive Legends. Such BVI Shareholder acknowledges that the certificate(s) representing such BVI Shareholder's pro rata portion of the Exchange Shares shall each conspicuously set forth on the face or back thereof a legend in substantially the following form, corresponding to the stockholder's status as set forth in the signature pages hereto:

REGULATION D LEGEND:

"THE SECURITIES EVIDENCED BY THIS BOOK ENTRY POSITION MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED, APPLICABLE STATE SECURITIES LAWS, AND THE RULES AND REGULATIONS THEREUNDER (INCLUDING, IF APPLICABLE, RULE 144 THEREUNDER), AND ONLY UPON RECEIPT BY THE COMPANY OF EVIDENCE SATISFACTORY TO THE COMPANY THAT SUCH TRANSFER IS PERMITTED."

REGULATION S LEGEND:

"THE SHARES EVIDENCED BY THIS BOOK ENTRY MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (AS DEFINED IN REGULATION S) EXCEPT IN COMPLIANCE WITH APPLICABLE U.S. FEDERAL SECURITIES LAWS. ACTIVITIES WILL BE DONE IN COMPLIANCE WITH APPLICABLE U.S. FEDERAL SECURITIES LAWS."

2.7 Disclosure. Each BVI Shareholder acknowledges that in entering into this Agreement, such Stockholder has not relied upon any statement, representation, warranty, or agreement of Public Company or any of its

representatives, except for those expressly contained herein. Each BVI Shareholder acknowledges that no representation or warranty has been made by Public Company with respect to the future value or performance of the Exchange Shares, and such BVI Shareholder has relied solely upon its own investigation and professional advisors in determining to enter into this Agreement.

2.8 No Group; No Voting or Disposition Arrangements; No Additional Rights. Each BVI Shareholder represents and warrants that: (a) except as expressly set forth in this Agreement, such BVI Shareholder is entering into this Agreement and will receive the Exchange Shares solely for its own account and not pursuant to any agreement, arrangement, understanding or plan (whether written or oral) with any other BVI Shareholder or any other Person to act together or in concert for the purpose of acquiring, holding, voting, or disposing of securities of Public Company; (b) except as expressly set forth in this Agreement, such BVI Shareholder has not entered into, and is not party to, any agreement, arrangement or understanding (whether written or oral) with any Person regarding the voting of, the grant of any proxy with respect to, or the disposition or transfer of, any Exchange Shares; (c) neither this Agreement nor any other agreement, arrangement or understanding to which such BVI Shareholder (or any of its Affiliates) is a party, and no action taken by such BVI Shareholder or any of its Affiliates, provides such BVI Shareholder (or any of its Affiliates) with any additional rights in Public Company, save for those rights arising from ownership of publicly traded common stock; (d) such BVI Shareholder acknowledges that the covenants in this Section 2.8 are intended to reduce the risk that any BVI Shareholders could be deemed to be acting as a “group” for any purpose, including for purposes of Nasdaq Listing Rule 5635(b).

2.9 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this ARTICLE II, BVI Shareholders make no other express or implied representations or warranties with respect to BVI Shareholders or the transactions contemplated hereby, and Public Company acknowledges that they have not relied on any representation or warranty not expressly set forth in this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BVI COMPANY

Except as set forth in the BVI Company Disclosure Schedule, BVI Company hereby represents and warrants to Public Company as follows:

3.1 Organization; Good Standing; Governing Documents.

BVI Company is duly organized, validly existing and in good standing under the Laws of the British Virgin Islands and has the requisite power and authority to own its properties and conduct its business as presently conducted. True and complete copies of BVI Company’s memorandum and articles of association, as in effect as of the date hereof, have been made available to Public Company, and BVI Company is not in material breach of such governing documents.

3.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital of BVI Company consists of 50,000 BVI Shares. The issued and outstanding capitalization of BVI Company and all outstanding options, warrants, SAFEs, convertible notes or other instruments or rights that are convertible into or exercisable

for equity interests of BVI Company (collectively, "Derivative Securities"), in each case on a Fully-Diluted Basis has been disclosed to Public Company.

(b) Except as set forth on the BVI Company Disclosure Schedule, there are (i) no outstanding Derivative Securities, and (ii) no outstanding obligations of BVI Company to issue, sell, transfer, grant, repurchase, redeem or otherwise acquire any equity interests (including pursuant to any side letter, SAFE, convertible instrument, warrant, option plan, or similar arrangement).

(c) Section 3.2(b) is true, correct and complete in all material respects and sets forth, for each security and holder (including any beneficial owner), the number of securities, exercise or conversion prices and terms, vesting schedules, and any rights or side letters, if applicable (including any information rights, veto or consent rights, most-favored-nation rights, rights of first refusal, co-sale or tag-along rights, rights to require BVI Company to facilitate resales, or similar).

3.3 Title to Shares; No Liens; No Claims.

The BVI Shares to be transferred to Public Company at the Closing have been duly authorized and validly issued and, at Closing, will be transferred free and clear of all Liens. Neither BVI Company nor, to Knowledge of BVI, any other Person has asserted in writing any claim or right of first refusal, preemptive right, call right, option, voting trust, proxy, restriction on transfer, or other adverse claim that would reasonably be expected to prevent or materially impair the transfer of the BVI Shares as contemplated hereby.

3.4 Subsidiaries.

As of the date hereof, BVI Company's subsidiary or subsidiaries, is set forth on the BVI Company Disclosure Schedule. Other than such subsidiary or subsidiaries, BVI Company does not own any equity interest in any other Person.

3.5 Authority; Enforceability; No Conflict.

(a) BVI Company has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by BVI Company and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not (i) violate BVI Company's governing documents, or (ii) to Knowledge of BVI, conflict with any Contract to which BVI Company is a party or by which it is bound, or (iii) violate any applicable Law or Order, except in the case of clauses (ii) and (iii) as would not reasonably be expected to result in a BVI Material Adverse Effect.

3.6 Consents; Governmental Approvals; No Restrictions.

No consent, approval, authorization, permit, or filing with any Governmental Entity is required on the part of BVI Company to execute and deliver this Agreement or consummate the transactions contemplated

hereby, except as set forth on the BVI Company Disclosure Schedule. Any consents or approvals required to be obtained by BVI Company (if any) shall be obtained by BVI Company at its sole cost and expense prior to Closing.

For the avoidance of doubt, nothing in this Agreement shall be deemed to restrict or limit BVI Company's ability to operate its business in its discretion, and no consent or approval of the Public Company is required in connection with the conduct of BVI Company's business.

3.7 Information Supplied for SEC/Nasdaq Disclosures.

All written information concerning BVI Company and the BVI Shareholders furnished by or on behalf of BVI Company for inclusion in the Information Statement and any related Public Company SEC filings or Nasdaq submissions (in each case, solely to the extent such information relates to BVI Company or the BVI Shareholders), when provided and at the time of filing/mailing, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make the statements made not misleading. The Parties acknowledge that the Information Statement is not expected to include financial statements of BVI Company, and BVI Company shall have no obligation to provide audited financial statements, auditor reports or auditor consents in connection therewith.

3.8 Compliance with Laws.

BVI Company has complied in all material respects with applicable Laws relating to the conduct of its business as presently conducted, and to Knowledge of BVI, has not received written notice from a Governmental Entity alleging a material violation that remains unresolved.

3.9 Brokers.

No broker, finder, investment banker, financial advisor or other Person is entitled to any fee or commission payable by Public Company based upon any arrangement made by or on behalf of BVI Company in connection with the transactions contemplated hereby.

3.10 Books and Records.

The minute books and other similar records of BVI Company have been maintained in all material respects in accordance with applicable Law and customary practice and reflect in all material respects the actions taken by the BVI Shareholders and directors by meeting or written consent.

3.11 Ownership of Public Company Common Stock.

As of the date hereof, BVI Company does not, and to Knowledge of BVI, none of its directors, officers, or 10% or greater equity holders has, beneficially owned shares of Public Company Common Stock during the two-year period prior to the date hereof.

3.12 No Other Representations; Non-Reliance.

Except for the representations and warranties expressly set forth in this Agreement, BVI Company acknowledges that neither Public Company nor any other Person makes any other express or implied representation or warranty with respect to Public Company or the transactions contemplated hereby, and BVI Company has not relied on any representation or warranty not expressly set forth in this Agreement.

3.13 No Insolvency Proceedings.

BVI Company is not insolvent and is able to pay its debts as they become due. There are no pending or, to the Knowledge of BVI, threatened in writing proceedings for the appointment of a receiver, liquidator, trustee, administrator or similar official with respect to BVI Company or any material portion of its assets, and BVI Company has not made any assignment for the benefit of creditors or commenced (or resolved to commence) any winding up, liquidation, reorganization, or similar insolvency proceeding under applicable Law.

3.14 Audited Financial Statements; No Changes.

BVI Company has delivered to Public Company true and complete copies of the audited financial statements of Forekast Limited for the fiscal year ended December 31, 2024 (the "Forekast Audited Financial Statements"). As of the date of this Agreement and as of the Closing, the Forekast Audited Financial Statements.

3.15 No Other Representations or Warranties.

Except for the representations and warranties expressly set forth in this ARTICLE III, BVI Company makes no other express or implied representations or warranties with respect to BVI Company or the transactions contemplated hereby, and Public Company acknowledges that they have not relied on any representation or warranty not expressly set forth in this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PUBLIC COMPANY

Except (a) as disclosed in the Public Company SEC Reports filed or furnished and publicly available prior to the date of this Agreement (including any disclosures under "Risk Factors," "Forward-Looking Statements" or similar cautionary or predictive disclosures) or (b) as set forth in the disclosure schedule delivered by Public Company to BVI Company on the date of this Agreement (the "Public Company Disclosure Schedule"), Public Company hereby represents and warrants to BVI Company and the BVI Shareholders as follows:

4.1 Organization, Standing and Power.

Public Company is duly organized, validly existing and in good standing under the Laws of the State of Nevada and has the corporate power and authority to own its properties and conduct its business as presently conducted. Public Company is duly qualified to do business in jurisdictions where required, except where the failure to be so qualified would not reasonably be expected to result in a Public Company Material Adverse Effect. Copies of Public Company's charter documents as in effect as of the date hereof have been

made available to BVI Company, and Public Company is not in material breach of such governing documents.

4.2 Capitalization.

(a) The authorized capital stock of Public Company consists of the number of shares of Public Company Common Stock and preferred stock set forth in its articles of incorporation. The issued and outstanding shares of Public Company Common Stock, preferred stock and all outstanding options, warrants, SAFEs, convertible notes or other instruments or rights that are convertible into or exercisable for equity interests of Public Company (collectively, "Securities") as of the most recent date disclosed in the Public Company SEC Reports (or as otherwise set forth on the Public Company Disclosure Schedule) are true and correct in all material respects.

(b) Except as disclosed in the Public Company SEC Reports or the Public Company Disclosure Schedule, there are no outstanding Securities, options, warrants, convertible securities, restricted stock units or other rights to acquire shares of Public Company capital stock, and no agreements obligating Public Company to issue additional shares, sell, transfer, grant, repurchase, redeem or otherwise acquire any equity interests (including pursuant to any side letter, SAFE, convertible instrument, warrant, option plan, or similar arrangement) of Public Company capital stock.

(c) Except as disclosed in the Public Company SEC Reports or the Public Company Disclosure Schedule, Public Company is not a party to any agreement granting rights to require Public Company to facilitate resales with respect to Public Company securities.

4.3 Title to Shares; No Liens; No Claims.

The PubCo Shares to be issued to BVI Shareholders at the Closing have been duly authorized and validly issued and, at Closing, will be issued free and clear of all Liens save for the restrictions existing in nature which is expressly specified under this Agreement. Neither Public Company nor, to Knowledge of Public Company, any other Person has asserted in writing any claim or right of first refusal, preemptive right, call right, option, voting trust, proxy, or other adverse claim that would reasonably be expected to prevent or materially impair the issuance of the PubCo Shares as contemplated hereby.

4.4 Subsidiaries.

As of the date hereof, Public Company's subsidiary is set forth on the Public Company Disclosure Schedule. Other than such subsidiary, Public Company does not own an equity interest in any other Person.

4.5 Authority; No Conflict; Required Filings and Consents.

(a) Public Company has the full corporate power and authority to enter into this Agreement and, subject to receipt of the Public Company Stockholder Approval (if required), to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Public Company and constitutes the valid and binding obligation of Public Company, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement by Public Company, and the consummation of the transactions contemplated hereby, do not and will not (i) violate Public Company's organizational documents, or (ii) to Knowledge of Public Company, conflict with any Contract to which Public Company is a party or by which it is bound or applicable Law, except in the case of clause (ii) as would not reasonably be expected to result in a Public Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or notice or filing with, any Governmental Entity or Nasdaq is required by Public Company in connection with execution and delivery of this Agreement or consummation of the transactions contemplated hereby, except (i) filings and disclosures required under the Exchange Act (including the Schedule 14C information statement, if applicable), (ii) filings required under applicable state securities ("blue sky") laws, (iii) Nasdaq notifications/filings required in connection with the issuance and listing of the Exchange Shares, and (iv) other items the failure of which to obtain would not reasonably be expected to result in a Public Company Material Adverse Effect. Any consents and approvals required to be obtained by Public Company shall be obtained by Public Company at its sole cost and expense prior to Closing.

(d) To the extent required, the Public Company Written Consents represent sufficient stockholder approval to approve the Public Company Proposals, and no separate class vote is required, except as disclosed in the Public Company SEC Reports or the Public Company Disclosure Schedule.

4.6 SEC Filings; Financial Statements; Information Provided.

(a) Since the applicable date required by the Exchange Act, Public Company has filed or furnished all forms, reports and documents required to be filed or furnished by it with the SEC (the "Public Company SEC Reports"), except where any failure to file would not reasonably be expected to result in a Public Company Material Adverse Effect. As of their respective filing dates (or as amended), the Public Company SEC Reports complied in all material respects with applicable SEC requirements, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case in any material respect.

(b) The financial statements included in the Public Company SEC Reports were prepared in accordance with GAAP (as applicable and as permitted by SEC rules for interim financial statements) and fairly present, in all material respects, the financial position and results of operations of Public Company as of the dates and for the periods covered, subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments and the absence of footnotes as permitted by SEC rules.

(c) All information supplied by Public Company for inclusion in the Information Statement (and any amendment or supplement thereto) and any Public Company SEC filings or Nasdaq submissions, as of the time filed and mailed, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading, in each case in any material respect.

4.7 Compliance with Laws.

Public Company has complied in all material respects with applicable Laws relating to the conduct of its business as presently conducted, and it has not received written notice from a Governmental Entity alleging a material violation that remains unresolved.

4.8 Brokers.

No broker, finder, investment banker, financial advisor or other Person is entitled to any fee or commission payable by BVI Company based upon any arrangement made by or on behalf of Public Company in connection with the transactions contemplated hereby.

4.9 No Undisclosed Liabilities.

Except (i) as disclosed or reserved against in the Public Company SEC Reports, (ii) for liabilities incurred in the ordinary course of business since the date of the most recent balance sheet included in the Public Company SEC Reports, or (iii) for liabilities that would not reasonably be expected, individually or in the aggregate, to result in a Public Company Material Adverse Effect, Public Company does not have any liabilities required to be disclosed under GAAP.

4.10 No Other Representations; Non-Reliance.

Except for the representations and warranties expressly set forth in this Agreement, Public Company acknowledges that neither BVI Company, BVI Shareholders nor any other Person makes any other express or implied representation or warranty with respect to BVI Company, BVI Shareholders and the transactions contemplated hereby, and Public Company has not relied on any representation or warranty not expressly set forth in this Agreement.

4.11 Absence of Disqualifying Events.

Since the date of the most recent Public Company SEC Report filed prior to the date of this Agreement, no event has occurred that would render any of the representations and warranties set forth in Article IV untrue as of the Closing Date.

For the avoidance of doubt, nothing in this Agreement shall be deemed to restrict or limit the Public Company's ability to operate its business in its discretion, and no consent or approval of the BVI Company or any BVI Shareholder is required in connection with the conduct of Public Company's business.

4.12 No Insolvency Proceedings.

Public Company is not insolvent and is able to pay its debts as they become due. There are no pending or, to the Knowledge of Public Company, threatened in writing proceedings for the appointment of a receiver, liquidator, trustee, administrator or similar official with respect to Public Company or any material portion of its assets, and Public Company has not made any assignment for the benefit of creditors or commenced (or resolved to commence) any winding up, liquidation, reorganization, or similar insolvency proceeding under applicable Law.

4.13 Litigation.

Except as disclosed in the Public Company SEC Reports or the Public Company Disclosure Schedule, there is no action, suit, proceeding, arbitration, investigation or claim pending or, to Knowledge of Public Company, threatened in writing against Public Company that would reasonably be expected to result in a

Public Company Material Adverse Effect or that seeks to enjoin the consummation of the transactions contemplated hereby.

4.14 No Other Representations or Warranties.

Except for the representations and warranties expressly set forth in this ARTICLE IV, Public Company makes no other express or implied representations or warranties with respect to Public Company or the transactions contemplated hereby, and the BVI Company and the BVI Shareholders acknowledge that they have not relied on any representation or warranty not expressly set forth in this Agreement.

ARTICLE V
INDEMNIFICATION

5.1 Indemnification by BVI Company.

From and after the Closing, BVI Company shall indemnify, defend and hold harmless Public Company, and each of their respective directors, officers, employees, agents and Representatives (collectively, the "Public Company Indemnified Parties"), from and against any and all losses, damages, liabilities, claims, actions, judgments, penalties, fines, interest, awards, costs and expenses (including reasonable attorneys' fees and expenses) ("Losses") arising out of or relating to: (i) any breach of any representation or warranty of BVI Company in ARTICLE III; and (ii) any breach of any covenant or agreement of BVI Company in this Agreement.

5.2 Indemnification by Public Company.

From and after the Closing, Public Company shall indemnify, defend and hold harmless BVI Company, the BVI Shareholders and each of their respective directors, officers, employees, agents and Representatives (collectively, the "BVI Indemnified Parties") from and against any and all Losses arising out of or relating to: (i) any breach of any representation or warranty of Public Company in ARTICLE IV; and (ii) any breach of any covenant or agreement of Public Company in this Agreement.

5.3 Indemnification Procedures.

(a) A party seeking indemnification under this ARTICLE V (the "Indemnified Party") shall give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any claim for which indemnification may be sought; provided, however, that failure to give prompt notice shall not relieve the Indemnifying Party of its obligations except to the extent it is materially prejudiced by such failure.

(b) In the case of any third-party claim, the Indemnifying Party shall have the right to assume the defense of such claim with counsel reasonably acceptable to the Indemnified Party; provided that the Indemnified Party may participate at its own expense. The Indemnifying Party shall not settle any claim without the Indemnified Party's prior written consent (not to be unreasonably withheld) if such settlement (i) imposes any non-monetary obligation on the Indemnified Party, (ii) fails to include an unconditional release of the Indemnified Party, or (iii) could reasonably be expected to adversely affect the Indemnified Party's rights or interests.

5.4 Survival.

The indemnification under this Agreement shall survive for a period of two (2) years from the consummation of the transactions contemplated hereby or termination of this Agreement.

5.5 Limitations.

(a) The aggregate liability of BVI Company for indemnification under Section 5.1 (if any) shall be limited to an amount equal to $100,000 (the "Indemnity Cap").

(b) No Indemnifying Party shall have any liability for indemnification under this ARTICLE V until the aggregate amount of all Losses for which the Indemnifying Party would, but for this sentence, be liable exceeds $2,500 (the "Basket"), and then only for the amount of Losses in excess of the Basket; provided that the Basket shall not apply to claims based on Fraud, capitalization/ownership, Taxes, or intentional misconduct.

(c) Notwithstanding anything to the contrary, nothing in this Agreement shall limit or restrict any Person's liability for Fraud.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1 Information Statement.

(a) No later than the seventh (7th) Business Day after the date hereof, Public Company shall obtain the Public Company Stockholder Approvals by the Public Company Written Consents (in a form reasonably acceptable to BVI Company) to be executed and delivered by Majority Public Company Stockholders for the purposes of considering and approving the Public Company Proposals.

(b) As promptly as practicable after the execution of this Agreement and receipt of the Public Company Written Consent, Public Company shall prepare and file with the SEC the Information Statement. BVI Company, the BVI Shareholders and Public Company shall provide to the other Parties, as promptly as reasonably practicable, such information regarding its business, operations, management, ownership and capitalization as is reasonably requested and reasonably necessary for preparation of the Information Statement in compliance with applicable Law. The Parties acknowledge and agree that the Information Statement is not expected to include financial statements of BVI Company, and accordingly, BVI Company shall have no obligation to provide audited financial statements, auditor reports, or auditor consents in connection with the Information Statement, it being understood that such items are not required to be included under applicable Law for the transactions contemplated hereby. Public Company shall have sole control over the preparation, filing and dissemination of the Information Statement and any related SEC filings; provided that Public Company shall keep BVI Company reasonably informed of material SEC correspondence relating to information furnished by BVI Company and shall provide copies of such correspondence upon request. Public Company shall file and mail the Information Statement in compliance with Rule 14c-5 of the Exchange Act and other applicable Law and shall use commercially reasonable efforts to cause the Information Statement and any related SEC filings to comply in all material respects with applicable Law.

(c) Prior to filing the Information Statement (or any amendment or supplement thereto) or submitting any response to SEC comments relating thereto, Public Company shall provide BVI Company a reasonable opportunity to review and comment solely with respect to disclosures concerning BVI Company and the BVI Shareholders, and Public Company shall consider in good faith any timely comments provided by BVI Company. Public Company shall notify BVI Company promptly of any SEC request for additional information regarding BVI Company or the BVI Shareholders.

(d) Public Company shall make such filings under applicable federal and state securities Laws in connection with the Share Exchange and the issuance of the Exchange Shares.

6.2 Nasdaq Listing. Public Company shall use its best endeavours to maintain the listing of Public Company Common Stock on Nasdaq through the Closing and to obtain Nasdaq approval for the listing of the Exchange Shares (subject to notice of issuance) at or prior to the Closing, including by filing the required Nasdaq forms. BVI Company shall, upon reasonable request, provide Public Company with such information concerning BVI Company and its equity holders as may be required for such filings. Public Company shall bear Nasdaq listing and compliance fees associated with the issuance.

6.3 Efforts to Consummate; Legal Conditions to Share Exchange.

(a) BVI Company and Public Company shall respectively use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable on its part to consummate and make effective the transactions contemplated hereby as promptly as practicable, including making required filings under applicable securities Laws and seeking any required governmental approvals by the Public Company.

(b) Each Party shall use commercially reasonable efforts to obtain any third-party consents that are necessary to consummate the Share Exchange. Each Party shall bear its own out-of-pocket legal and advisory costs incurred in connection with seeking such consents.

(c) To the extent any filings or clearances under applicable antitrust or competition Laws are required in connection with the Share Exchange, the Parties shall cooperate in good faith to make such filings and to respond to governmental requests for information; provided that neither Party shall be required to divest assets, hold assets separate or agree to any material limitation on its business as a condition to consummating the Share Exchange.

6.4 Public Disclosure. Public Company shall be responsible for preparing and making any public disclosures required under applicable securities Laws in connection with this Agreement and the Share Exchange, including any Form 8-K filings. Promptly after the execution of this Agreement, Public Company shall file a current report on Form 8-K (the "Signing Filing"). Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Public Company shall file a current report on Form 8-K (the "Closing Filing"). Prior to filing the Signing Filing and the Closing Filing, Public Company shall provide BVI Company a reasonable opportunity to review and comment on the portions that relate to BVI Company and the BVI Shareholders, and Public Company shall consider such comments in good faith. Neither BVI Company nor any of its representatives shall issue any press release or make any public statement regarding this Agreement or the Share Exchange without Public Company's prior written

consent, except as required by applicable Law or stock exchange rule, in which case BVI Company shall use commercially reasonable efforts to consult with Public Company in advance.

6.5 Notification of Certain Matters. Each of Public Company and BVI Company shall promptly notify the other upon becoming aware of any event or circumstance that would reasonably be expected to cause (a) any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate at the Closing in a manner that would cause the failure of a condition set forth in ARTICLE VII, or (b) any material failure of such Party to comply with or satisfy any material covenant, condition or agreement required to be complied with or satisfied by it under this Agreement.

6.6 Good Standing of Public Company. Public Company shall deliver to BVI Company a good standing certificate for Public Company from the Secretary of State of Nevada, dated no earlier than five (5) Business Days prior to the Closing Date.

6.7 Solvency. Public Company shall not take or omit to take any action that would reasonably be expected to render it insolvent or materially impair its ability to perform its obligations under this Agreement.

6.8 No Group; No Voting Agreements; No Side Letters.

(a) Each BVI Shareholder covenants and agrees that, as of the Closing Date, such BVI Shareholder shall not, directly or indirectly, enter into any agreement, arrangement, or understanding with any other BVI Shareholder (or any other Person) to vote securities of Public Company together or otherwise act in concert with respect to the voting or disposition of securities of Public Company, except as may be required by applicable Law.

(b) Each BVI Shareholder further covenants and agrees that it shall not enter into any side letter or other agreement or arrangement with Public Company (or any of its Affiliates) that grants such BVI Shareholder any additional rights that are not provided to holders of publicly traded common stock generally.

(c) The Parties acknowledge and agree that nothing in this Agreement or any related agreement or understanding is intended to, or shall be deemed to, create any "group" (as such term is used under applicable securities laws) or other arrangement to acquire, hold, vote or dispose of securities of Public Company together.

6.9 Issuance to Designees; No Aggregation Through Nominees. No Exchange Shares shall be issued to any "designee" of a BVI Shareholder unless (i) such designee is identified in writing to Public Company prior to the Closing, (ii) such issuance does not result in any Person (together with its Affiliates and Persons acting in concert with it) beneficially owning or having voting power with respect to twenty percent (20%) or more of Public Company Common Stock (or voting power) immediately following the Closing, and (iii) such designee is not another BVI Shareholder and is not an Affiliate of any other BVI Shareholder (other than the designating BVI Shareholder), in each case unless approved in writing by Public Company for Nasdaq compliance purposes. No BVI Shareholder shall use nominees, custodians or similar arrangements to aggregate voting or dispositive power over Exchange Shares with any other BVI Shareholder.

6.10 No Contravention with Law.

(a) Each BVI Shareholder (for itself and its Affiliates and any Permitted Transferee) covenants and agrees that, such Person shall not, directly or indirectly cause any actions in contravention with Laws to be carried out

(b) The Parties acknowledge that a breach of this Section 6.10 would cause irreparable harm for which money damages may be an inadequate remedy. Accordingly, Public Company shall be entitled to seek injunctive relief or specific performance) to enforce this Section 6.10, in addition to any other remedies available at law or in equity.

6.11 Interim Operations of BVI Company.

From the date of this Agreement until the Closing Date, except (x) as set forth on the BVI Company Disclosure Schedule, (y) as expressly contemplated by this Agreement, or (z) with Public Company's prior written consent, BVI Company shall, and the BVI Shareholders shall cause BVI Company to: (a) operate its business in the ordinary course consistent with past practice, required to generate potential revenue or deemed fit by BVI Company; (b) preserve intact its assets, Intellectual Property, organization and business relationships; (c) not declare or pay any dividend or distribution, redeem or repurchase any equity interests, or make any payment or transfer of value to any Affiliate other than ordinary-course compensation and / or reimbursements consistent with past practice; (d) not sell, transfer, exclusively license, assign or otherwise dispose of any material assets or Intellectual Property (including any exclusive license of material Intellectual Property), other than sales of inventory or non-exclusive licenses in the ordinary course; (e) not incur any Indebtedness in excess of $250,000 in the aggregate, or grant any lien on any material assets; (f) not enter into, amend or terminate any material Contract in excess of $250,000 other than in the ordinary course; (g) not enter into any related-party transaction other than on arm's-length terms and with the approval of disinterested directors; and (h) promptly notify Public Company of any event, change or condition that would reasonably be expected to constitute a BVI Material Adverse Effect or cause any representation or warranty of BVI Company to be inaccurate in any material respect.

6.12 Protective Provisions.

(a) As a condition to Closing, BVI Company and the BVI Shareholders shall execute and deliver, and shall cause BVI Company's organizational documents to be amended and restated at the Closing to include, the preemptive rights, and transfer rights in favor of Public Company set forth in Sections 6.13 and 6.16 (collectively, the "BVI Investor Rights").

(b) The Parties acknowledge and agree that the BVI Investor Rights are a material inducement to Public Company's entry into this Agreement and are intended to protect the value of the BVI Shares acquired by Public Company. The BVI Investor Rights shall remain in full force and effect for so long as Public Company (together with its Affiliates) beneficially owns any portion of the equity interests of BVI Company on a Fully-Diluted Basis.

(c) Board Seat/Observer. For so long as Public Company (together with its Affiliates) beneficially owns any portion of the equity interests of BVI Company on a Fully-Diluted Basis, Public Company shall have the right to designate one (1) representative to serve as a member of the board of directors (or other governing body) of BVI Company. If a board seat is not permissible under applicable law or BVI

Company's governance structure, then Public Company shall instead have the right to designate one (1) board observer who shall be entitled to receive notice of, attend and participate (in a non-voting capacity) in all meetings of such governing body and to receive all materials provided to directors, in each case subject to customary confidentiality obligations.

6.13 Preemptive Rights.

(a) Subject to customary exclusions for Permitted Issuances, BVI Company shall provide Public Company with a preemptive right to purchase its pro rata share (based on Public Company's then-current ownership on a Fully-Diluted Basis in BVI Company) of any and all equity interests, Derivative Securities or other instruments that are convertible into or exercisable for equity interests of BVI Company that BVI Company proposes to issue or sell (each, a "New Issuance").

(b) BVI Company shall give Public Company written notice (a "Preemptive Notice") of each proposed New Issuance at least ten (10) Business Days prior to consummation, using its commercially reasonable efforts to describe the terms and conditions. Public Company shall have ten (10) Business Days to elect, by written notice, to purchase the portion of shares to maintain its shareholding. If Public Company elects to participate, BVI Company shall consummate such sale on the same terms offered to the other purchasers in the New Issuance.

(c) Any issuance in violation of this Section 6.13 shall be voidable at Public Company's option.

6.14 Asset Protection; Major Decisions; Negative Covenants.

(a) Without Public Company's prior written consent, BVI Company shall not, and the BVI Shareholders shall not cause BVI Company to, directly or indirectly, take any of the following actions (each, a "Major Decision"):

(i) sell, assign, transfer, exclusively license, pledge or otherwise dispose of any material Intellectual Property exceeding $1,000,000 (other than in the ordinary course, non-exclusive or consistent with the past practice);

(ii) incur Indebtedness in excess of $1,000,000 in the aggregate; or

(iii) enter into, amend or terminate any material Contract exceeding the value of $1,000,000 save for it is done in the ordinary course or consistent with the past practice.

(b) BVI Company shall provide Public Company with not less than ten (10) Business Days' prior written notice of any proposed Major Decision. Public Company's consent may be granted but shall not be unreasonably withheld.

6.15 Information and Inspection Rights.

For so long as Public Company beneficially owns any equity interests of BVI Company, BVI Company shall provide Public Company with annual financial statements prepared in accordance with IFRS or U.S. GAAP, and, if audited financial statements are available, the audited financial statements and auditor's report.

6.16 Transfer Rights; Co-Sale; Drag.

(a) Any proposed transfer by any BVI Shareholder of equity interests of BVI Company (other than Permitted Transfers to Affiliates) shall be subject to a right of first refusal in favor of Public Company and a co-sale (tag-along) right in favor of Public Company, to the extent deemed permissible by BVI Company.

(b) Public Company shall not be required to sell or otherwise dispose of its equity interests of BVI Company in any sale of BVI Company (or all or substantially all of its assets) unless (i) the consideration consists solely of cash and/or freely tradable securities of a publicly traded company, (ii) Public Company receives the same form and amount of consideration per share as the other selling equityholders, and / or (iii) Public Company has approved such transaction in writing.

6.17 Enforcement; Specific Performance.

Without limiting Section 10.8, each of BVI Company and the BVI Shareholders acknowledges that monetary damages may be inadequate to remedy a breach of Sections 6.10, 6.13 and 6.16, and that Public Company shall be entitled to seek equitable relief, including injunctive relief and specific performance, to enforce such provisions.

ARTICLE VII
CONDITIONS TO SHARE EXCHANGE

7.1 Conditions to Each Party's Obligation to Effect the Share Exchange. The respective obligations of each of the Parties to effect the Share Exchange shall be subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of the following conditions:

(a) Stockholder Approval. This Share Exchange and the transactions contemplated by it shall have been approved by means of the Public Company Written Consents by the requisite approval of the stockholders of Public Company under applicable Law, stock market regulations, and the Public Company Charter.

(b) Information Statement. No proceeding with respect to the Information Statement shall have been initiated or threatened in writing by the SEC or its staff.

(c) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Share Exchange illegal or otherwise prohibiting consummation of the Share Exchange.

(d) Nasdaq Notification. (i) Public Company shall have remained listed on the Nasdaq Stock Market and be in compliance with applicable listing standards and requirements, (ii) the Nasdaq Forms shall have been made effective and/or approved, and (iii) the Exchange Shares to be issued pursuant to the Share Exchange shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

(e) Antitrust Laws. The waiting period (and any extensions thereof) applicable to the consummation of the Share Exchange under any applicable Antitrust Laws set forth on Schedule 7.1(e) of the Public

Company Disclosure Schedules shall have expired and all other necessary consents of any Governmental Entity shall have been obtained, made or expired, as applicable.

7.2 Additional Conditions to the Obligations of Public Company. The obligations of Public Company to effect the Share Exchange shall be subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (A) The representations and warranties of BVI Company set forth in Sections 3.1 (Organization; Good Standing; Governing Documents), 3.2 (Capitalization), 3.3 (Title to Shares; No Liens; No Claims), 3.4 (Subsidiaries), 3.5 (Authority; Enforceability; No Conflict), 3.8 (Compliance with Laws), 3.9 (Brokers) and 3.14 (Audited Financial Statements; No Changes) shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) on and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date). (B) The Public Company shall have received a certificate of an authorized officer of BVI Company, dated as of the Closing Date, confirming as to the foregoing.

(b) Performance of Covenants. BVI Company shall have performed in all material respects all of the covenants and obligations required to be performed by it under this Agreement prior to or at the Closing.

(c) Absence of Material Adverse Effect. Since the date of this Agreement until the Closing Date, no event or change shall have occurred that constitutes, or would reasonably be expected to constitute, a BVI Material Adverse Effect.

(d) Director's Certificate. Public Company shall have received a director's certificate duly executed by a director of BVI Company to the effect that the conditions of Sections 7.2(a), (b), (c) and (d) have been satisfied.

(e) No Prohibited Issuances or Leakage. Since the date hereof, BVI Company shall not have taken any action prohibited by Section 6.11 or agreed to take any Major Decision without Public Company's prior written consent.

7.3 Additional Conditions to the Obligations of BVI and BVI Shareholders. The obligation of BVI Company and BVI Shareholders to effect the Share Exchange shall be subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (A) The representations and warranties of Public Company set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9. 4.10. 4.11, 4.12, 4.13 and 4.14 shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except to the extent made as of an earlier date, in which case as of such earlier date). (B) The BVI Company shall have received a certificate of an authorized officer of Public Company, dated as of the Closing Date, confirming as to the foregoing.

(b) Performance of Covenants. Public Company shall have performed in all material respects all of the covenants and obligations required to be performed by Public Company under this Agreement prior to or at the Closing.

(c) Absence of Material Adverse Effect. Since the date of this Agreement until the Closing Date, no event or change shall have occurred that constitutes, or would reasonably be expected to constitute, a Public Company Material Adverse Effect.

(d) Officer's Certificate. BVI Company shall have received an officer's certificate duly executed by the Chief Executive Officer or Chief Financial Officer of Public Company to the effect that the conditions of Sections 7.3(a), (b), (c) and (d) have been satisfied.7.4 Frustration of Closing Conditions. Public Company may not rely on the failure of any condition set forth in this ARTICLE VII to be satisfied as the basis for exercising any of its rights pursuant to ARTICLE VIII if such failure was proximately caused by Public Company or any of its subsidiaries. BVI Company and BVI Shareholders may not rely on the failure of any condition set forth in this ARTICLE VII to be satisfied as the basis for exercising any of their respective rights pursuant to ARTICLE VIII if such failure was proximately caused by BVI Company or BVI Shareholders.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date (with respect to Sections 8.1(b) through 8.1(h), by written notice by the terminating party to the other party) as follows:

(a) by mutual written consent of Public Company and BVI Company;

(b) by either Public Company or BVI Company if a Governmental Entity of competent jurisdiction shall have issued a non-appealable final order, decree or ruling or taken any other non-appealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Share Exchange; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the issuance of any such order, decree, ruling or other action is principally attributable to the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Closing Date;

(c) by Public Company, if there has been a material breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement (other than those referred to elsewhere in this Section 8.1) on the part of BVI Company or the BVI Shareholders, which breach would cause the conditions set forth in Section 7.2(a) or (b) not to be satisfied; provided that Public Company is not then in material breach of any representation, warranty or covenant under this Agreement and provided, further, that if such material breach or failure to perform is curable by BVI Company or BVI Shareholders, as applicable, then this Agreement shall not terminate pursuant to this Section 8.1(c) as a result of such particular breach or failure until the expiration of a thirty (30) day period commencing upon delivery of written notice from Public Company to BVI Company of such breach or failure and it being understood that this Agreement shall not terminate pursuant to this Section 8.1(c) as a result of such particular breach or failure if such breach or failure is cured prior to such termination becoming effective;

(d) by Public Company, if BVI Company (i) files for or enters into bankruptcy, receivership, administration, restructuring, corporate rescue or other similar proceedings or (ii) a liquidator,

administrator, restructuring officer, or similar Person is appointed on behalf of BVI Company under any applicable administration, scheme of arrangement, restructuring, receivership, corporate rescue, insolvency, bankruptcy, or reorganization Laws.

(e) by BVI Company if the Public Company Stockholder Approval is not obtained by delivery of the Public Company Written Consents on or prior to 5:00 p.m., New York City time, on the date that is seven (7) Business Days after the date hereof;

(f) by BVI Company, if there has been a material breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement (other than those referred to elsewhere in this Section 8.1) on the part of Public Company, which breach would cause the conditions set forth in Section 7.3(a) or (b) not to be satisfied; provided that Public Company is not then in material breach of any representation, warranty or covenant under this Agreement and provided, further, that if such material breach or failure to perform is curable by Public Company, then this Agreement shall not terminate pursuant to this Section 8.1(f) as a result of such particular breach or failure until the expiration of a thirty (30) day period commencing upon delivery of written notice from BVI Company to Public Company of such breach or failure and it being understood that this Agreement shall not terminate pursuant to this Section 8.1(f) as a result of such particular breach or failure if such breach or failure is cured prior to such termination becoming effective; or

(g) by BVI Company, if Public Company (i) files for or enters into bankruptcy, receivership, administration, restructuring, corporate rescue or other similar proceedings or (ii) a liquidator, administrator, restructuring officer, or similar Person is appointed on behalf of Public Company under any applicable administration, scheme of arrangement, restructuring, receivership, corporate rescue, insolvency, bankruptcy, or reorganization Laws; or

(h) by BVI Company if the Share Exchange shall not have been consummated by March 31, 2026 (the "Outside Date").

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become null and void and there shall be no liability, obligation and rights on the part of Public Company, BVI Company, BVI Shareholders and their respective officers, directors, stockholders or Affiliates under this Agreement; provided that (a) any such termination shall not relieve any party from liability for any fraud or willful misconduct and (b) the provisions of ARTICLE V (Indemnification), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses) and ARTICLE X (Miscellaneous) of this Agreement and the Non-Disclosure Agreement dated December 24, 2025 ("Confidentiality Agreement") shall remain in full force and effect and survive any termination of this Agreement for the period as mentioned in the respective provisions.

8.3 Fees and Expenses.

(a) Each of the Parties shall pay for its applicable Transaction Expenses, including but not limited to legal and accounting fees.

(b) The parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement.

ARTICLE IX
SURVIVAL

9.1 Survival.

Notwithstanding anything to the contrary in this Agreement, the provisions that expressly state their survival after the Closing, shall survive the Closing for the period as mentioned and remain in full force and effect in accordance with their respective terms. All such surviving obligations that by their terms expressly apply to BVI Shareholders shall remain directly enforceable against each applicable BVI Shareholder notwithstanding the Closing or any transfer of Exchange Shares.

ARTICLE X
MISCELLANEOUS

10.1 Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement ("Notices") must be in writing and delivered by hand, by (a) personal delivery, (b) a nationally recognized overnight courier service, (c) by certified or registered mail (postage prepaid, return receipt requested), or (d) by electronic mail (email). A Notice is effective only when actually received by the intended recipient; provided that for email delivery, a Notice must be sent to the email address designated by the recipient in writing and shall be deemed received upon the recipient's confirmed receipt, which may be evidenced by a reply email, other written acknowledgment, or an automated system-generated receipt confirmation. In the absence of such confirmation, the Notice will be deemed effective only upon actual acknowledgment by the recipient.

(a) if to Public Company,
to Greenpro Capital Corp.
B-23A-02, G-Vestor Tower
Pavilion Embassy, 200 Jalan Ampang,
50450 W.P. Kuala Lumpur, Malaysia
Attention: Chong Kuang Lee, CEO
Email: ck.lee@greenprocapital.com

(b) If to BVI Company,
to Forekast Limited Unit 37-2, Level 37, Q Sentral
No. 2A, Jalan Stesen Sentral 2
Kuala Lumpur Sentral
50470 Kuala Lumpur, Malaysia
Attention: Muzahid Shah
Email: zahid@forekastgroup.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 10.1.

10.2 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof and the parties hereto expressly disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

10.3 No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the Parties, any right or remedies under or by reason of this Agreement; except as set forth in or contemplated by the terms and provisions of Section 6.5. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the parties hereto. Persons other than the parties hereto are not able to rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.4 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.5 Counterparts and Signature. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of electronically signed counterparts (including via electronic signature platforms or by PDF or other electronic transmission) shall be valid and binding for all purposes. The parties agree that such electronic signatures shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.6 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated

thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The terms “or,” “any” and “either” are not exclusive. When used herein, the phrase “to the extent” shall be deemed to be followed by the words “but only to the extent.” The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Where this Agreement refers to information that was “made available”, that means that such information was either (i) provided directly to the Public Company or BVI Company, as applicable, by the other party, with confirmation of receipt, (ii) included in the virtual data rooms established by Public Company and BVI Company created for the purposes of providing information to the other party in connection with this Agreement at least three (3) Business Days prior to the execution and delivery of this Agreement or (iii) solely with respect to information made available by Public Company, filed with and publicly available on the SEC’s EDGAR system, but at least three (3) Business Days prior to the date of this Agreement. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

10.7 Governing Law. This Agreement and any claim, dispute or controversy relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal Laws of the State of New York applicable to contracts executed in and to be performed in that State.

10.8 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

10.9 Consent to Jurisdiction and Service of Process. Any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in the courts of the State of New York, located in the Borough of Manhattan, City of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York, and each of the Parties waives any objection which such party may now or hereafter have to the laying of the venue of any such Proceeding, and irrevocably submits to the exclusive jurisdiction of any such court in any such Proceeding. Each of the Parties waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action, suit or proceeding in any such court. Each of the Parties hereby agrees that a final judgment in any action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the Parties irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable Law in accordance with Section 10.1.

10.10 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY

LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.11 Assignment. No party may assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other Parties, and any attempted assignment or delegation without such consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.12 Further Assurances. In addition to, and without limiting, any other covenants or obligations herein, each of Public Company and BVI Company shall, at any time before or after the Closing Date, execute and deliver such further instruments, deeds, assignments, or assurances, and take all such reasonable actions, as may be necessary to consummate the Share Exchange and to carry out the purposes and intent of this Agreement, subject in all cases to the terms and conditions of this Agreement.

10.13 Appointment of BVI Company as Attorney-in-Fact for BVI Shareholders.

(a) Each BVI Shareholder hereby irrevocably appoints BVI Company, acting through its authorized directors, officers, employees, and agents, as such Stockholder's true and lawful attorney-in-fact and representative, with full power of substitution, solely for the purpose of executing and delivering, on behalf of all BVI Shareholders collectively, such certificates, agreements, instruments, consents, endorsements, assignments, notices, instructions, and other documents, and taking such actions under or in connection with this Agreement and the transactions contemplated hereby, including the execution of any amendments or modifications to this Agreement as expressly contemplated herein, as are reasonably necessary or appropriate to effect the consummation of the Share Exchange and to carry out the intent and purposes of this Agreement; provided, however, that any such action or decision shall (i) be taken for the benefit of the BVI Shareholders as a whole, (ii) not disproportionately affect any single BVI Shareholder in any way, and (iii) not apply if these conditions are not satisfied.

(b) The foregoing appointment is intended solely to facilitate the administration of this Agreement and the transactions contemplated hereby, and shall not be construed to require BVI Company, its directors, officers, employees, or agents to act pursuant to the authority so granted or to create any obligation to act in such capacity. BVI Company, Public Company, and each of their respective affiliates, directors, officers, employees, and agents shall have no liability to any BVI Shareholder or any other person for any action or omission taken in connection with this appointment, except for actions or omissions constituting bad faith or gross negligence. Each BVI Shareholder hereby waives any and all claims against BVI Company, Public Company, and each of their respective affiliates, directors, officers, employees, and agents with respect to any exercise of such power undertaken in good faith and without gross negligence.

(c) This power of attorney shall be deemed coupled with an interest, shall be irrevocable, and shall survive the death, incapacity, bankruptcy, or dissolution of any BVI Shareholder until the earlier of the consummation of the transactions contemplated by this Agreement or the termination of this Agreement in accordance with its terms.

(d) For the avoidance of doubt, the power of attorney granted pursuant to this Section 10.13 is granted solely to facilitate ministerial and administrative actions necessary to consummate the transactions contemplated by this Agreement, and shall not be construed to authorize BVI Company (or any other Person) to (i) vote, direct the voting of, or grant any proxy with respect to any Exchange Shares, (ii) dispose of, transfer, or direct the disposition or transfer of any Exchange Shares, (iii) exercise any governance right or otherwise control or direct the management or policies of Public Company, or (iv) enter into any agreement, arrangement or understanding on behalf of any BVI Shareholder regarding the voting or disposition of Public Company securities. The Parties acknowledge and agree that nothing in this Section 10.13 is intended to cause any BVI Shareholders to be deemed to be acting together or in concert, including for purposes of Nasdaq Listing Rule 5635(b).

10.14 Amendment. This Agreement may be amended in writing by the Parties at any time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

10.15 Extension; Waiver. At any time prior to the Closing Date, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any of the Parties to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Parties. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any of the Parties to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

10.16 Disclosure Schedule. The inclusion of any information in BVI Company Disclosure Schedule and Public Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a BVI Material Adverse Effect or a Public Company Material Adverse Effect, as applicable, or is outside the Ordinary Course of Business.

10.17 Defined Terms.

(a) For purposes of this Agreement:

"Affiliate" means, when used with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power

to direct or cause the direction of management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

"Agreement" has the meaning set forth in the preamble.

"Ancillary Documents" means each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

"Bankruptcy and Equity Exception" means the effects of bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting creditors' rights generally, and the availability of equitable remedies (including principles of equity and public policy limits).

"Business Day" shall mean any day other than Saturday, Sunday, or any day on which banks located in New York, New York or Kuala Lumpur are authorized or required to close.

"BVI Board" has the meaning set forth in the recitals.

"BVI Company" has the meaning set forth in the preamble.

"BVI Material Adverse Effect" means any change, effect, event, circumstance or development (an "Effect") that, individually or in the aggregate with all other Effects that have occurred through the date of determination, has had, or is reasonably likely to have, a material adverse effect on the business, assets and liabilities, financial condition or results of operations of BVI Company, taken as a whole; provided, however, that no Effect, to the extent resulting from or arising out of any of the following, shall be deemed to be a BVI Material Adverse Effect or be taken into account for purposes of determining whether a BVI Material Adverse Effect has occurred or is reasonably likely to occur: (A) changes after the date of this Agreement in prevailing economic or market conditions in the United States or any other jurisdiction (except to the extent those changes have a disproportionate effect on BVI Company relative to the other participants in the industry or industries in which BVI Company operates), (B) changes or events after the date of this Agreement affecting the industry or industries in which BVI Company operates generally (except to the extent those changes or events have a disproportionate effect on BVI Company relative to the other participants in the industry or industries in which BVI Company operates), (C) changes after the date of this Agreement in generally accepted accounting principles or requirements or the interpretation thereof (except to the extent those changes have a disproportionate effect on BVI Company relative to the other participants in the industry or industries in which BVI Company operates), (D) changes after the date of this Agreement in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (except to the extent those changes have a disproportionate effect on BVI Company relative to the other participants in the industry or industries in which BVI Company operates), (E) any natural disaster, epidemic, pandemic or other disease outbreak or any outbreak of major hostilities or any act of terrorism (except to the extent those changes or events have a disproportionate effect on BVI Company relative to the other participants in the industry or industries in which BVI Company operates), (F) the announcement of this Agreement or the pendency of the transactions contemplated hereby or (G) any failure by BVI Company to meet any internal guidance, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in the case of this clause (G), the

underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition).

"BVI Shares" means the ordinary shares of BVI Company, with a par value of US$1.00 each, of a single class.

"BVI Shareholders" means, collectively, the BVI Company stockholders listed on Annex A.

"BVI Transaction Expenses" shall mean, with respect to BVI Company, the sum of (a) all costs, fees and expenses incurred by BVI Company or its Affiliates at or prior to the Closing Date in connection with the negotiation, preparation and execution of this Agreement or any Ancillary Document and the consummation of the Share Exchange or the other transactions contemplated hereby, and (b) all investment banking, brokerage fees and commissions, finders' fees or financial advisory fees, legal accounting, consulting, advisory or other expert fees, costs and expenses payable by BVI Company at or prior to the Closing Date.

"Closing" has the meaning set forth in Section 1.2.

"Closing Date" has the meaning set forth in Section 1.2.

"Closing Filing" has the meaning set forth in Section 6.4.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company Systems" means any and all information technology and computer systems and networks, including software, hardware, firmware, websites, applications, databases, servers, equipment and related technology, that are owned, leased, licensed, controlled, or used by a party and its subsidiaries, as applicable, in connection with the operation of their respective businesses.

"Contract" shall mean, with respect to any person, any written, oral or other agreement, contract, subcontract, lease (whether for real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature to which such person is a party or by which such person or any of its assets are bound under applicable Law.

"Environmental Law" means any law, regulation, order, decree, permit, authorization, common Law or agency requirement of any jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety (as it relates to exposure to Hazardous Substances) or natural resources, (ii) the handling, use, storage, treatment, presence, disposal, release or threatened release of any Hazardous Substance or (iii) wetlands, pollution, contamination or any injury or threat of injury to persons or property.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Derivative Securities" has the meaning set forth in Section 3.2(a).

"GAAP" means the United States generally accepted accounting principles and practices in effect from time to time.

"Governmental Entity" means any (i) national, federal, state, provincial, county, municipal or local government, foreign or domestic, (ii) any government or political subdivision of the foregoing or (iii) any entity, authority, agency, department, ministry, or other similar body exercising any legislative, executive, judicial, regulatory or administrative authority or functions of or pertaining to government, or instrumentality of such government or political subdivision, including any arbitrator, court, administrative hearing body, commission, tribunal, contractor, or other dispute-resolving panel or body of competent jurisdiction.

"Fully-Diluted Basis" means, as of any time, the number of shares of BVI Company or Public Company, where ever applicable, that would be issued and outstanding if all equity interests and all Derivative Securities of BVI Company or Public Company, where ever applicable, outstanding as of such time were converted or exercised in full (to the extent convertible or exercisable).

"Hazardous Substance" means any substance that is: (i) listed, classified, regulated or which falls within the definition of a "hazardous substance," "hazardous waste" or "hazardous material" pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance that is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

"Indebtedness" means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including "earn-outs" and "seller notes" (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers' acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

"IFRS" means International Financial Reporting Standards, as issued by the International Accounting Standards Board (IASB), as in effect from time to time.

"Information Statement" has the meaning set forth in Section 6.1.

"Intellectual Property" shall mean all intellectual property and proprietary rights and all other similar or associated rights throughout the world: (A) Patent Rights; (B) Trademarks and all goodwill in the Trademarks; (C) copyrights, works of authorship, content, software, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors; (D) mask works

and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction; (E) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, scientific and technical information, data and technologies, medical, clinical, toxicological and other scientific data, processes, algorithms, techniques, methodologies, protocols, formulae, recipes, compositions, industrial models, architectures, configurations, layouts, diagrams, drawings, schematics, plans, specifications, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; (F) rights of privacy and publicity, including rights to the use of any Person's identity, name, likeness, voice, and biographical information; and (G) all income, fees, royalties, damages, claims, payments and proceeds at any time due or payable or asserted under or with respect to any of the foregoing, and all rights to sue for past, present or future misuses, misappropriations, infringements, or other violations of any of the foregoing.

"Knowledge of BVI" or any similar phrase means the actual knowledge of Muzahid Shah and the knowledge such persons would have after reasonable due inquiry.

"Knowledge of Public Company" or any similar phrase means the actual knowledge of Chong Kuang Lee, Che Chan Gilbert Loke, Prabodh Kumar Kantilal H. Sheth, Srirat Chuchottaworn, Mean Kwong Han, Chee Wah Chew, and Christopher Yu Nien Wong, and the knowledge such persons would have after reasonable due inquiry.

"Law" shall mean each applicable transnational, domestic or foreign federal, state or local law (statutory, common or otherwise) law, order, judgment, rule, code, statute, regulation, requirement, variance, decree, writ, injunction, award, ruling, Permit or ordinance of any Governmental Entity, including any applicable stock exchange rule or requirement.

"Liability" means, with respect to any person, any and all liabilities, obligations, claims, and deficiencies of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, all liabilities, obligations, claims, and deficiencies related to Indebtedness or guarantees, costs, expenses, royalties payable, and other reserves, termination payment obligations, and all other liabilities, obligations, claims, and deficiencies of such person or any of its subsidiaries or Affiliates, in each case, regardless of whether or not such liabilities, obligations, claims, and deficiencies are required to be reflected on a balance sheet in accordance with GAAP or IFRS.

"Lien" means any mortgage, deed of trust, pledge, security interest, encumbrance, lien, charge, conditional sale agreement, title retention agreement, option, right of first refusal/right of first offer (other than under this Agreement), claim, restriction, or other limitation on title, transfer, use, or disposition.

"Major Decision" has the meaning set forth in Section 6.14(a).

"Majority Public Company Stockholders" means, collectively, the stockholders of Public Company holding stock in excess of 50% of the outstanding Public Company Common Stock.

"Nasdaq" means The Nasdaq Stock Market LLC.

"Nasdaq Forms" shall mean such filings with and approvals of Nasdaq as are required to permit the consummation of the Share Exchange, including but not limited to any listing applications and the listing of the Public Company Common Stock to be issued pursuant to this Agreement.

"Order" means any judgment, decree, injunction, ruling, writ, assessment, award or order of any Governmental Authority.

"Ordinary Course of Business" means, with respect to Public Company or BVI Company, in the ordinary course of business consistent in all respects with the past practice of Public Company or BVI Company.

"Outside Date" has the meaning set forth in Section 8.1(h).

"Parties" has the meaning set forth in the preamble.

"Patent Rights" shall mean all patents, patent applications, patent disclosures, utility models, industrial designs, design registrations, certificates of invention, and other governmental grants for the protection of inventions or industrial designs (including all continuations, continuations-in-part, divisionals, reissues, reexaminations, extensions, and counterparts).

"Permitted Issuance" means (i) the transfer of BVI Shares upon the exercise or conversion of Derivative Securities outstanding as of the Closing , and (ii) issuances approved in advance in writing by Public Company.

"Permitted Transferee" means, with respect to any Person, (a) any Affiliate of such Person, (b) in the case of an individual, any member of such Person's immediate family or a trust or other estate planning vehicle for the benefit of such Person or such Person's immediate family, or (c) any other Person approved in writing by the Public Company.

"Permitted Transfers" means any transfer (a) to a Permitted Transferee, (b) approved in writing by the Public Company, or (c) expressly permitted under this Agreement.

"Person" means any individual, corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization, governmental authority, or other entity of any kind.

"Personal Data" shall mean any information or data that either (a) relates to an identified or identifiable natural person, or that is reasonably capable of being used to identify, contact, or precisely locate a natural person or a particular computing system or device, including, but not limited to, a natural person's name, street address, telephone number, email address, financial account number, government-issued identifier, social security number or tax identification number, biometric identifier or biometric information, banking or financial information relating to any natural person, or passport number, client or account identifier, or credit card number, or any Internet protocol address or any other unique identifier, device or machine identifier, photograph, or credentials for accessing any accounts, or race, ethnic origin/nationality, mental or physical health or medical information, or one or more factors specific to the physical, physiological, generic, mental, economic, cultural or social identity of a natural person; or (b) is

defined as "personally identifiable information," "personal information," "personal data," "protected health information," or other similar terms, by any applicable Privacy Law.

"Privacy Laws" shall mean (a) each Law concerning the privacy, secrecy, security, protection, disposal, international transfer or other Processing of Personal Data, and incident reporting and Security Incident notification requirements regarding Personal Data, including but not limited to (i) the EU General Data Protection Regulation 2016/679 and EU Member State laws and regulations implementing the same (the "GDPR"), the EU GDPR as it forms part of United Kingdom ("UK") law by virtue of section 3 of the European Union (Withdrawal) Act 2018 ("UK GDPR"), the EU e-Privacy Directive 2002/58/EC as amended by Directive 2009/136/EC or further amended or replaced from time to time, and any relevant national implementing legislation, and any substantially similar local legislation, including the recommendations and deliberations of the relevant privacy commissioners and other privacy, Personal Data protection, and data protection authorities; (ii) Canada's Personal Data Protection and Electronic Documents Act ("PIPEDA"); (iii) state Laws applicable to Personal Data, including without limitation the California Consumer Privacy Act of 2018 ("CCPA"), the California Privacy Rights Act of 2020 ("CPRA"), the Virginia Consumer Data Protection Act ("VCPDA"), the Colorado Privacy Act ("CPA"), the Connecticut Data Privacy Act ("CDPA"), the Illinois Biometric Information Privacy Act ("BIPA"), and any regulations promulgated under any of the foregoing; (iv) the Fair Credit Reporting Act ("FCRA"), as amended by the Fair and Accurate Credit Transactions Act ("FACTA"); (v) Laws applicable to direct marketing, e-mails, communication by text messages or initiation, transmission, monitoring, recording, or receipt of communications (in any format, including voice, video, email, phone, text messaging, or otherwise); (vi) state consumer protection laws; (vii) Health Insurance Portability and Accountability Act of 1996; (viii) the Payment Card Industry Data Security Standard ("PCI-DSS"); and (ix) the Federal Trade Commission Act, the Gramm Leach Bliley Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 ("CAN-SPAM"); (b) guidance issued by a Governmental Entity that pertains to one of the laws, rules or standards outlined in clause (a); or (c) industry self-regulatory principles applicable to the protection or Processing of Personal Data, direct marketing, emails, text messages or telemarketing.

"Proceeding" means any action, claim, complaint, petition, mediation, order, inquiry, request for information, suit, proceeding, arbitration or investigation, whether civil or criminal, before or by any court or other Governmental Entity, arbitrator or arbitration panel.

"Processing" or "Process" shall mean to perform any operation or set of operations on data, whether manually or by automatic means, such as blocking, erasing, destroying, collecting, compiling, sharing, disposing, combining, adopting, analyzing, enhancing, enriching, recording, sorting, organizing, structuring, accessing, storing, processing, adapting, retaining, retrieving, consulting, using, training, transferring, aligning, transmitting, disclosing, altering, distributing, disseminating, or otherwise making available data, or any other operation that is otherwise considered "processing" of data under applicable Law, including but not limited to Privacy Laws.

"Public Company Protected Percentage" means 13.6% of the outstanding equity interests of BVI Company on a Fully-Diluted Basis as of the Closing

"Public Company" has the meaning set forth in the preamble.

"Public Company Board" has the meaning set forth in the recitals.

"Public Company Charter" means the Articles of Incorporation of Public Company dated July 1, 2022, as amended.

"Public Company Common Stock" means the common stock of Public Company, par value $0.0001 per share.

"Public Company Disclosure Schedule" has the meaning set forth in Article IV.

"Public Company Material Adverse Effect" means any Effect that, individually or in the aggregate with all other Effects that have occurred through the date of determination, has had, or is reasonably likely to have, a material adverse effect on the business, assets and liabilities, financial condition or results of operations of Public Company and its subsidiaries, taken as a whole; provided, however, that no Effect, to the extent resulting from or arising out of any of the following, shall be deemed to be a Public Company Material Adverse Effect or be taken into account for purposes of determining whether a Public Company Material Adverse Effect has occurred or is reasonably likely to occur: (A) changes after the date of this Agreement in prevailing economic or market conditions in the United States or any other jurisdiction (except to the extent those changes have a disproportionate effect on Public Company and its subsidiaries relative to the other participants in the industry or industries in which Public Company and its subsidiaries operate), (B) changes or events after the date of this Agreement affecting the industry or industries in which Public Company and its subsidiaries operate generally (except to the extent those changes or events have a disproportionate effect on Public Company and its subsidiaries relative to the other participants in the industry or industries in which Public Company and its subsidiaries operate), (C) changes after the date of this Agreement in generally accepted accounting principles or requirements or the interpretation thereof (except to the extent those changes have a disproportionate effect on Public Company and its subsidiaries relative to the other participants in the industry or industries in which Public Company and its subsidiaries operate), (D) changes after the date of this Agreement in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (except to the extent those changes have a disproportionate effect on Public Company and its subsidiaries relative to the other participants in the industry or industries in which Public Company and its subsidiaries operate), (E) any natural disaster, epidemic, pandemic or other disease outbreak or any outbreak of major hostilities or any act of terrorism (except to the extent those changes or events have a disproportionate effect on Public Company and its subsidiaries relative to the other participants in the industry or industries in which Public Company and its subsidiaries operate), (F) a change in the public trading price of Public Company Common Stock or the implications hereof, (G) a change in the trading volume of Public Company Common Stock the announcement of the Agreement or the pendency of the transactions contemplated hereby or (H) any failure by Public Company to meet any public estimates or expectations of Public Company's revenue, earnings or other financial performance or results of operations for any period, or (I) any failure by Public Company to meet any internal guidance, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but in the case of clauses (F), (G), (H), or (I), the underlying cause of such changes or failures may be taken into account for purposes of determining whether a Public Company Material Adverse Effect has occurred or is reasonably likely to occur, unless such changes or failures would otherwise be excepted from this definition).

"Public Company Proposals" means the proposals to be submitted to Public Company's stockholders in the Information Statement, including approval of the Share Exchange and the transactions contemplated hereby.

"Public Company SEC Reports" has the meaning set forth in Section 4.4(a).

"Public Company Stockholder Approval" shall mean the approval by the stockholders of Public Company of the Public Company Proposals.

"Public Company Transaction Expenses" shall mean, with respect to Public Company and its subsidiaries, the sum of (a) the cash cost of any change of control, bonus, severance (voluntary or otherwise) (including a reasonable estimate of payment or reimbursement for continued coverage under any employee benefit plan), retention or similar payments (whether "single trigger" or "double trigger") that become due and payable by Public Company or any of its subsidiaries pursuant to Contracts entered into at or prior to the Closing Date as a result of or in connection with the Share Exchange or any other any actual or contemplated underwriting, equity, or debt financing, refinancing, recapitalization, change in control transaction, business combination transaction, sale of assets, licensing or similar matter undertaken or pursued by such person prior to the Closing Date, (b) all premiums, underwriting costs, brokerage commissions, costs, expenses, and other amounts in respect of the D&O Public Company Tail Policy, if applicable, (c) all costs, fees and expenses incurred by Public Company or its subsidiaries at or prior to the Closing Date in connection with the negotiation, preparation and execution of this Agreement or any Ancillary Document and the consummation of the Share Exchange or the other transactions contemplated hereby, (d) all investment banking, brokerage fees and commissions, finders' fees or financial advisory fees, legal accounting, consulting, advisory or other expert fees, costs and expenses payable by Public Company at or prior to the Closing Date and (e) the employer portion of any payroll, social security, unemployment and similar Taxes related to amounts payable to the Persons identified in clause (a).

"Public Company Written Consents" shall collectively mean the affirmative consent in favor of the Public Company Proposals by the holders of a majority of the shares of Public Company Common Stock, acting together as a single class, which is to be delivered pursuant to written consents of stockholders in lieu of a meeting.

"Representatives" means, with respect to any Person, such Person's directors, officers, employees, agents, consultants, attorneys, accountants, financial advisors, and other representatives acting on such Person's behalf.

"SAFE" or "SAFEs" means a *Simple Agreement for Future Equity* or similar instrument, whether or not titled as such, pursuant to which any Person has the right to receive equity securities of Public Company or BVI Company upon the occurrence of a future financing, conversion event, liquidity event or similar transaction, including any amendment, side letter or modification thereto.

"SEC" means the U.S. Securities and Exchange Commission.

"Security Incident" shall mean (i) any actual or reasonably suspected unauthorized, unlawful, or accidental loss of, damage to, access to, acquisition of, loss of control over, use, alteration, encryption, theft,

modification, destruction, unavailability, disclosure of, or other Processing of Sensitive Data, or (ii) any damage to, or unauthorized, unlawful, or accidental access to, or use of, any Company Systems.

"Securities Act" means the Securities Act of 1933, as amended.

"Sensitive Data" shall mean all proprietary, sensitive, regulated, and confidential information (including Personal Data) of Public Company and any of its subsidiaries.

"Share Exchange" has the meaning set forth in the recitals.

"Signing Filing" has the meaning set forth in Section 6.4.

"Subsidiary" means, when used with respect to a Person, any other Person of which (a) more than 50% of the outstanding voting securities or other equity interests are owned, directly or indirectly, by such Person, or (b) such Person otherwise has the power to direct or cause the direction of the management and policies of such other Person.

"Tax" or "Taxes" means any (a) taxes, charges, withholdings, fees, penalties, additions, interest or other assessments of any kind whatsoever imposed by any Taxing Authority, including, without limitation, those related to income, gross receipts, gross income, commercial activities, commerce, business and occupation, premium, windfall profits, environmental, customs duties, stamp, severance, profits, withholding, payroll, employment, occupation, sales, use, value added, alternative or add-on minimum, estimated, excise, services, valuation, social security (or similar), unemployment, disability, real property, personal property, unclaimed property, escheat, transfer or franchise, (b) Liability for the payment of any amounts of the type described in clause (a) above arising as a result of being (or ceasing to be) a member of any affiliated group (or being included (or required to be included) in any Tax Return relating thereto), and (c) Liability for the payment of any amounts of the type described in clause (a) payable by reason of Contract (including any Tax Sharing Agreement), assumption, transferee, successor or similar Liability (including bulk transfer or similar Laws), operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)) or otherwise.

"Tax Sharing Agreement" means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract or arrangement, whether written or unwritten (including any such agreement, Contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document).

"Taxing Authority" means any Governmental Entity having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

"Trademarks" shall mean all trademarks and service marks, logos, trade names, business names, corporate names, trade dress, slogans, Internet domain names, social media accounts and identifiers, corporate names and doing business designations and all registrations and applications for registration of the foregoing (including all renewals, subsequent designations, and extensions of protection), and all goodwill associated with any of the foregoing.

"Transaction Expenses" shall mean, together, the Public Company Transaction Expenses and the BVI Transaction Expenses.

"Treasury Regulations" means the regulations promulgated under the Code by the U.S. Department of the Treasury.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PUBLIC COMPANY:

GREENPRO CAPITAL CORP.

By: ______________________________
Name: LEE CHONG KUANG
Title: Director

BVI COMPANY:

FOREKAST LIMITED

By: ______________________________
Name: MUZAHID SHAH
Title: Director

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BVI SHAREHOLDER:

BHL LTD.

By: ______________________________
Name: MUZAHID SHAH
Title: Director

Address for Notices:
Unit 37-2, Level 37, Q Sentral
No. 2A, Jalan Stesen Sentral 2
Kuala Lumpur Sentral
50470 Kuala Lumpur, Malaysia

Check One:

This BVI Shareholder hereby certifies that it is:

- o an "Accredited Investor" under Regulation D of the Securities Act (see Section 2.4 of this Agreement); or

- o a non-U.S. Person, that hereby confirms that the representations and warranties in Section 2.4(b) of this Agreement are true and correct as to such BVI Shareholder, and hereby accepts and agrees to comply with the covenants in Section 2.4(b).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BVI SHAREHOLDER:

MOIRA VENTURE LIMITED

By: ________________________________
Name: CHAI KIM CHOY
Title: Director

Address for Notices:
Unit 37-2, Level 37, Q Sentral
No. 2A, Jalan Stesen Sentral 2
Kuala Lumpur Sentral
50470 Kuala Lumpur, Malaysia

Check One:

This BVI Shareholder hereby certifies that it is:

- ○ an "Accredited Investor" under Regulation D of the Securities Act (see Section 2.4 of this Agreement); or

- ○ a non-U.S. Person, that hereby confirms that the representations and warranties in Section 2.4(b) of this Agreement are true and correct as to such BVI Shareholder, and hereby accepts and agrees to comply with the covenants in Section 2.4(b).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BVI SHAREHOLDER:

RENHARI LIMITED

By: ________________________________
Name: CHAN CHONG MING
Title: Director

Address for Notices:
Unit 37-2, Level 37, Q Sentral
No. 2A, Jalan Stesen Sentral 2
Kuala Lumpur Sentral
50470 Kuala Lumpur, Malaysia

Check One:

This BVI Shareholder hereby certifies that it is:

- o an "Accredited Investor" under Regulation D of the Securities Act (see Section 2.4 of this Agreement); or

- o a non-U.S. Person, that hereby confirms that the representations and warranties in Section 2.4(b) of this Agreement are true and correct as to such BVI Shareholder, and hereby accepts and agrees to comply with the covenants in Section 2.4(b).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BVI SHAREHOLDER:

JOHARNE LIMITED

By: ________________________________
Name: TAI CHING YEE
Title: Director

Address for Notices:
Unit 37-2, Level 37, Q Sentral
No. 2A, Jalan Stesen Sentral 2
Kuala Lumpur Sentral
50470 Kuala Lumpur, Malaysia

Check One:

This BVI Shareholder hereby certifies that it is:

- an "Accredited Investor" under Regulation D of the Securities Act (see Section 2.4 of this Agreement); or

- a non-U.S. Person, that hereby confirms that the representations and warranties in Section 2.4(b) of this Agreement are true and correct as to such BVI Shareholder, and hereby accepts and agrees to comply with the covenants in Section 2.4(b).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BVI SHAREHOLDER:

CRESCENT EAST LIMITED

By: ______________________________
Name: LIM GUEK SIM
Title: Director

Address for Notices:
Unit 37-2, Level 37, Q Sentral
No. 2A, Jalan Stesen Sentral 2
Kuala Lumpur Sentral
50470 Kuala Lumpur, Malaysia

Check One:

This BVI Shareholder hereby certifies that it is:

- o an “Accredited Investor” under Regulation D of the Securities Act (see Section 2.4 of this Agreement); or

- o a non-U.S. Person, that hereby confirms that the representations and warranties in Section 2.4(b) of this Agreement are true and correct as to such BVI Shareholder, and hereby accepts and agrees to comply with the covenants in Section 2.4(b).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BVI SHAREHOLDER:

STRATIFI GLOBAL LIMITED

By: ________________________________
Name: TAN WEI SIONG
Title: Director

Address for Notices:
Unit 37-2, Level 37, Q Sentral
No. 2A, Jalan Stesen Sentral 2
Kuala Lumpur Sentral
50470 Kuala Lumpur, Malaysia

Check One:

This BVI Shareholder hereby certifies that it is:

- o an "Accredited Investor" under Regulation D of the Securities Act (see Section 2.4 of this Agreement); or

- o a non-U.S. Person, that hereby confirms that the representations and warranties in Section 2.4(b) of this Agreement are true and correct as to such BVI Shareholder, and hereby accepts and agrees to comply with the covenants in Section 2.4(b).

ANNEX A

BVI SHAREHOLDERS

Name	BVI Shares being exchanged	Public Company Common Stock being received
BHL LTD.	520	3,250,000
MOIRA VENTURE LIMITED	120	750,000
RENHARI LIMITED	180	1,125,000
JOHARNE LIMITED	180	1,125,000
CRESCENT EAST LIMITED	180	1,125,000
STRATIFI GLOBAL LIMITED	180	1,125,000
Totals	**1,360**	**8,500,000**